Exhibit 10.75

RETENTION AND SEVERANCE AGREEMENT

AMONG

LG&E ENERGY CORP.

E.ON AG

AND

[ April/May 2002 ]

TABLE OF CONTENTS

Section

1. Effectiveness, Effect on Prior Agreements

2. Term
2.1 Termination for Cause
2.2 Death or Disability
2.3 Other Termination

3. Retention Bonus

4. Payment Upon Termination of Employment
4.1 Accrued Compensation Payment
4.2 Severance Payment
4.3 Timing of Payments

5. Tax Withholding and Tax Payments

6. Notices

7. Governing Law

8. Entire Agreement

9. Amendment

10 Assignment

11.Binding Effect

12.Headings; Section References

13.Construction

14.Survival

15.Acceptance

II

GLOSSARY OF DEFINED TERMS

Defined Term	Section

Acquisition Date

Recitals

Agreement

Preamble

Base Amount

3

Bonus Amount

3

Cause	2.1
CIC Agreement	Recitals
Company	Preamble
Corporation	Recitals
Disabled	2.2
Employer	1
Executive	Preamble
Good Reason	2.3(b)
Letter Agreement	Recitals
Parent	Preamble
Prior Agreements	1
Retention Payment	3
Term	2

III

RETENTION AND SEVERANCE AGREEMENT

This Retention and Severance Agreement (“Agreement”) is made and entered into as of the       day of [ April/May ], 2002 by and among (i) LG&E Energy Corp., a Kentucky corporation (“Company”), (ii) E.ON AG, an aktiengesellschaft formed under the Federal Republic of Germany (“Parent”), and (“Executive”).

Recitals:

        A.  WHEREAS, the Parent and Powergen, plc, a United Kingdom public limited company (“Corporation”), have agreed to the terms of a recommended pre-conditional cash offer, whereby Parent or its subsidiary will acquire ownership of the Corporation;

        B.  WHEREAS, the Parent and the Corporation have determined that the acquisition of the Corporation by the Parent shall be completed by way of a scheme of arrangement, whereby the acquisition will become effective in accordance with the terms of the scheme (“Acquisition Date”);

        C.   WHEREAS, the Company and the Executive previously entered into a Change in Control Agreement dated February 6, 2001, (“CIC Agreement”);

        D.   WHEREAS, the Company and the Executive previously entered into a letter agreement dated November 29, 2000, which provided for certain retention and severance payments (“Letter Agreement”);

        E.   WHEREAS, the Parent, and the Company have determined that it is in their best interests to retain the services of the Executive following the Acquisition Date; and

        F.   WHEREAS, the Parent, the Company and the Executive desire to provide for certain additional severance and retention payments upon the occurrence of certain events.

Agreement:

        Now, Therefore, the parties hereby agree as follows:

1.       Effectiveness, Effect on Prior Agreements.  This Agreement shall become effective at the Acquisition Date, provided that on such date, the Executive is employed by the Company, the Parent, the Corporation, or any subsidiary of the Company, the Parent or the Corporation, hereinafter collectively referred to as “Employer”.  The CIC and the Letter Agreement, collectively referred to as the “Prior Agreements”, shall continue in full force and effect in accordance the terms contained therein. Nothing contained in this Agreement shall amend or modify the terms of the Prior Agreements.  Further, nothing contained in this Agreement shall constitute a failure or breach of an Employer under the Prior Agreements, or give rise to a condition that would constitute “Good Reason” under Section 2.6 of the CIC Agreement, as defined therein.

2.   Term.  The term of this Agreement shall commence on the Acquisition Date, and shall continue in effect, except as otherwise provided herein, until the fourth anniversary of the Acquisition Date; provided, however, that commencing on the fourth anniversary of the Acquisition Date, and on each anniversary of the Acquisition Date thereafter, the term of this Agreement shall automatically be extended for one year unless the Employer has given written notice to the Executive at least ninety days prior thereto that the term of this Agreement shall not be so extended (“Term”).  In addition to the foregoing termination by notice not to extend this Agreement, the Term shall cease, in the event of:

2.1     Termination for Cause.  By a vote of a seventy-five percent of the Board of Directors of the Company(“Board”), the Executive’s employment by an Employer may be  terminated for Cause (as hereinafter defined).  For purposes of this Agreement, the term “Cause” shall mean:

(a)  The repeated gross negligence by the Executive in performing the reasonably assigned duties on behalf of an Employer required by and in accordance with his employment by such Employer.

(b)  The commission by the Executive of a felony in the course of performing his duties on behalf of an Employer required by and in accordance with his employment by such Employer.

2.2    Death or Disability.  If the  Executive dies or becomes Disabled (as hereinafter defined), the Term shall cease.  For purposes of this Agreement, the Executive shall be considered “Disabled” if he is so considered under a disability insurance policy maintained by the Employer, if any, or, if no such disability insurance policy is in effect, on the date that the Board determines, in its reasonable discretion, but based upon competent medical advice, that the Executive is, or will be, unable by reason of illness or accident to perform his duties hereunder for a continuous period of 180 days, or for a period of more than 180 days in any 270-day period.

2.3   Other Termination

    (a) Employer.  The Executive acknowledges that no representations or promises have been made concerning the grounds for termination or the future of the Employer’s business, and that nothing contained herein or otherwise stated by or on behalf of the Employer modifies or amends the right of the Employer to terminate Executive at any time, with or without Cause.

    (b) Executive.  The Executive may terminate employment for any reason by giving the Employer, not less than 14 days but not  more than 90 days prior written notice of such termination. Termination by the Executive shall be for “Good Reason” if:  (i) the Executive’s base salary, annual target bonus percentage, or long term target bonus percentage is reduced by an Employer, or (ii) prior to the fourth anniversary of the Acquisition Date an Employer relocates the Executive’s present place of employment in excess of one hundred miles.

3.  Retention Bonus  If the Executive is employed on the day following the second anniversary of the Acquisition Date by an Employer, the Employer shall pay to the Executive a lump sum cash payment “Retention Payment” in an amount equal to the Executive’s Base Amount (as hereinafter defined) and Bonus Amount (as hereinafter defined).  For purposes of this Agreement, “Base Amount” shall mean the Executive’s annual base salary from an Employer in effect at the time of payment, including all amounts of annual base salary that are deferred under any qualified or non-qualified employee benefit plan of an Employer; provided, however, if an Employer has reduced the Executive’s annual base salary, the Base Amount shall be the annual base salary in effect prior to the reduction.  For purposes of this Agreement, “Bonus Amount” shall mean the target annual bonus of the Executive under the annual incentive plan of the Employer at the time of payment; provided however, that if an Employer has reduced the target annual bonus of the Executive, the Bonus Amount shall be the target annual bonus in effect prior to the reduction.  If on or prior to the second anniversary of the Acquisition Date, the Executive’s employment with the Employer is terminated (i) by the Employer for other than Cause, death or Disability or (ii) by the Executive for Good Reason, the Employer shall pay to the Executive the Retention Payment within 10 business days of the termination date; provided however, that if an Accounting Firm (as defined in the CIC Agreement) determines pursuant to Section 6(b) of the CIC Agreement that such Retention Payment creates or increases an Excise Tax (as defined in the CIC Agreement),  such Retention Payment shall be reduced in whole or in part, to the extent necessary to reduce to zero the Excise Tax resulting from the Retention Payment.  For purposes of the foregoing calculation of Excise Tax, if any, the Retention Payment shall be deemed to be the last item taken into consideration.

4.   Payment Upon Termination of Employment

4.1   Accrued Compensation Payment.   If the Executive’s employment is terminated for any reason by the Employer or by the Executive, the Executive shall be entitled to receive any earned but unpaid base salary as of the date of termination, together with any earned, but unpaid (i) vacation and (ii) annual bonus for the prior performance year, as determined pursuant to the terms of the plan.

4.2   Severance Payment.   In addition to the payment provided in Section 4.1, if the Executive’s employment is terminated after the second anniversary of the Acquisition Date (i) by the Employer for other than Cause, death or Disability, or (ii) by the Executive for Good Reason, the Executive shall be entitled to receive a lump sum cash payment in an amount equal to the Executive’s Base Amount and Bonus Amount.  Notwithstanding the foregoing, if the Executive becomes entitled to a payment of severance benefits pursuant to Section 3.1 of the CIC Agreement, no benefit shall be payable pursuant to this Section 4.2.

4.3   Timing of Payments.  All of the amounts provided for above shall be paid to the Executive (or his successor-in-interest in the event of his death) no later than 10 days following his termination of employment.

5.      Tax Withholding and Tax Payments.  Executive acknowledges that amounts paid or deferred pursuant to this Agreement may be subject to federal, state and local tax payments and withholdings.  All amounts paid to the Executive shall be net of such withholding.  In the case of amounts deferred pursuant to this Agreement, Executive hereby agrees to timely provide the Company with sufficient funds to enable it to meet its withholding and deposit obligations with respect to such taxes.

6.     Notices.  Any notices required or permitted to be given under this Agreement shall be in writing and be personally delivered against a written receipt, delivered to a reputable messenger service (such as Federal Express, DHL Courier, United Parcel Service, etc.) for overnight delivery, transmitted by confirmed telephonic transmission (fax) or transmitted by registered, certified or express mail, return receipt requested, postage prepaid, addressed to the residence of the Executive as shown on the Employer’s records, or the principal place of business of the Employer, respectively.  All notices shall be effective and shall be deemed given upon being personally delivered against a written receipt, when delivered to a reputable messenger service, upon transmission of a confirmed fax or upon being deposited in the United States mail in the manner provided in this Section.

7.     Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Kentucky without regard to its conflict of laws rules.

8.     Entire Agreement  This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof.

9.     Amendment.  This Agreement may not be amended orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

10.   Assignment.  The rights and obligations of the Executive under this Agreement are personal and may not be assigned or delegated.  The Employer may not assign their rights and obligations under this Agreement, by operation of law or otherwise, without the prior written consent of the Executive.

11.   Binding Effect.  This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective executors, administrators, heirs, successors and assigns.

12.   Headings; Section References.  The Section headings contained in this Agreement are for convenience only and shall not be deemed a part of this Agreement in construing or interpreting the provisions hereof.  All Section references herein shall refer to Sections of this Agreement unless the context otherwise requires.

13.   Construction.  Each of the parties acknowledge that they and their respective counsel have negotiated and drafted this Agreement jointly and that the rule of construction that ambiguities are to be resolved against the drafting party shall not apply in the interpretation or construction of this Agreement.

14.   Survival.  The terms of Section 4 shall survive the termination of this Agreement regardless of who terminates this Agreement or the reasons therefor.

15.   Acceptance of Agreement.  The benefits contained in this Agreement are conditioned upon acceptance of this Agreement by the Executive.  Executive shall indicate such acceptance of this Agreement by returning an executed copy to the Senior Vice President and Chief Administrative Officer of the Company by 5:00 p.m. on May 6, 2002.  Failure by the Executive

to accept the Agreement as provided in this Section 15 shall result in a loss of eligibility for the benefits contained herein.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LG&E Energy Corp.

By: _________________________________
Title: ________________________________
(“Company”)

E.ON AG

By: _________________________________
Title: ________________________________
(“Parent”)

_____________________________________
(“Executive”)